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                                                                      EXHIBIT 12


                   CASE CREDIT CORPORATION AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES
                                 (in millions)
                                  (Unaudited)

                                                                     Six Months
                                                                       Ended
                                                                      June 30,
                                                                        1996
                                                                     ----------
Net income ........................................................     $ 45

Add:
    Interest expense ..............................................       31
    Amortization of capitalized debt expense ......................        1
    Portion of rentals representative of interest factor ..........       --
    Income tax provision ..........................................       32
                                                                        ----
        Earnings as defined .......................................     $109
                                                                        ====

Interest expense ..................................................     $ 31
Amortization of capitalized debt expense ..........................       --
Portion of rentals representative of interest factor ..............       --
                                                                        ----
        Fixed charges as defined ..................................     $ 31
                                                                        ====

Ratio of earnings to fixed charges ................................     3.52x
                                                                        ====